EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 9th day of February, 1999 (the "Signing Date"), by and between CNA Financial Corporation, a Delaware corporation (the "Company"), and Bernard Hengesbaugh ("Executive");

                                   WITNESSETH:

         WHEREAS, Executive currently serves as the Chief Operating Officer of the principal subsidiaries of the Company (i.e., the CNA insurance companies, hereinafter the "CNA Companies"), and, commencing as of February 9, 1999, the Company desires to promote Executive to the position of Chairman and Chief Executive Officer of the CNA Companies, and Executive desires to be employed in that position, all under the terms and subject to the conditions set forth below:

         NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereto agree as follows:

     1. Employment Term. The Company and Executive agree that the Company shall continue to employ Executive to perform the duties of Executive Vice President and Chief Operating Officer of the CNA Companies for the period commencing January 1, 1999 (the "Effective Date"). Effective as of February 9, 1999, Executive shall cease to be the Executive Vice President and Chief Operating Officer of the CNA Companies, and shall be elected as Chairman and Chief Executive Officer of the CNA Companies on the terms and subject to the conditions set forth herein for a term continuing through and until December 31, 2000 or such earlier date as of which Executive's employment is terminated in accordance with Section 6 hereof.

     2. Duties of Executive.

     (a) Executive shall assume the duties and responsibilities of the Chief Executive Officer of the CNA Companies as of February 9, 1999. As Chief
Executive Officer, Executive shall have responsibility for the day to day operations of the CNA Companies and for development and implementation of the CNA Companies' business plans and strategies. Executive shall report to the Board of Directors of the Company (the "Board"). It is the anticipation of the parties that, subject to the right vested by law in the stockholders and directors, respectively, to elect directors and officers, Executive shall be elected to the Board on February 9, 1999, and Executive shall be elected and shall serve as a member of the Board of Directors of each of the CNA Companies, and shall serve as the Chairman of the Board of Directors of each of the CNA Companies, and if so elected Executive agrees to serve on such boards in such capacity without additional compensation.

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CNA FINANCIAL CORPORATION
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     (b) Executive  shall  diligently  and to the best of his abilities  assume, perform, and discharge the duties and responsibilities of Chairman and Chief Executive Officer of the CNA Companies, as well as such other specific duties and responsibilities as the Board shall assign or designate to Executive from time to time. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein and shall not, without the prior written consent of the Board, accept other employment or render or perform other services, nor shall he have any direct or indirect ownership interest in any other business which is in competition with the business of the Company or the CNA Companies, other than in the form of publicly traded securities constituting less than five percent (5%) of the outstanding securities of a corporation (determined by vote or value) or limited partnership interests constituting less than five percent (5%) of the value of any such partnership. The foregoing shall not preclude Executive from engaging in charitable, professional, and personal investment activities, provided that, in the judgment of the Board, such activities do not materially interfere with his performance of his duties and responsibilities hereunder.

     3. Compensation.

     (a) The Company shall pay to Executive, commencing December 3, 1998 and continuing for the period he is employed by the Company hereunder, an annual base salary of NINE HUNDRED FIFTY THOUSAND AND NO ONE HUNDREDS DOLLARS ($950,000.00), payable not less frequently than monthly (the "Base Compensation"). Such salary shall be reviewed not less frequently than annually by the Board with a view to making such adjustments as the Board deems equitable and appropriate based on Executive's performance and the overall profitability and revenue growth of the CNA Companies, provided that no such adjustment shall be made which would reduce Executive's annual Base Compensation to less than $950,000.00 without his consent.

     (b) Executive shall be entitled to an Incentive Compensation Award, in accordance with the CNA Financial Corporation Incentive Compensation Plan for Certain Executive Officers (the "Incentive Compensation Plan"). The amount of the Incentive Compensation Award shall be based on the performance of the Company and its subsidiaries for the calendar years 1999 and 2000, respectively, and the award for each year shall be payable in a cash lump sum as soon as practicable after the end of the year, but in no event prior to the date on which the Committee, as that term is defined in the Incentive Compensation Plan (the "Committee"), certifies the amount, if any, which has been earned for the year. The amount of the Incentive Compensation Award for Executive shall be determined in accordance with the following:

     (i) The amount of the Incentive Compensation Award for the calendar year 1999 shall be determined as follows:

     A preliminary determination of the amount of the Incentive Compensation Award payable to Executive with respect to calendar year 1999 shall be made by:

     (I) dividing the lesser of (A) the Net Income for the 1999 calendar year or
(B) $100 million by (C) $100 million, and multiplying the resulting percentage by $950,000;
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
     (II) dividing the lesser of (A) the Net Income for the calendar year in excess of $200 million for the calendar year or (B) $300 million by (C) $300 million, and multiplying the resulting percentage by 200% of $950,000; and

     (III) adding the products of (I) and (II).

     (ii) The amount of the Incentive Compensation Award for the calendar year 2000 shall be determined as follows:

A preliminary determination of the amount of the Incentive Compensation Award payable to Executive with respect to calendar year 2000 shall be made by:

     (I) dividing the lesser of (A) the Net Income for the 2000 calendar year or
(B) $200 million by (C) $200 million, and multiplying the resulting percentage by $950,000;

     (II) dividing the lesser of (A) the Net Income for the calendar year in excess of $200 million for the calendar year or (B) $300 million by (C) $300 million, and multiplying the resulting percentage by 200% of $950,000; and

     (III) adding the results of (I) and (II).

     (iii) The actual amount of the Incentive Compensation Award payable to Executive with respect to a calendar year shall be determined each year by the Incentive Compensation Committee based on Executive's overall performance, but in all events the amount of the Incentive Compensation Award shall not be less than 90% nor more than 100% of the preliminary determination of the Incentive Compensation Award under paragraphs (I) and (II) next above.

     (iv) For purposes of this paragraph (b), the term "Net Income" shall have the meaning ascribed to it in the Incentive Compensation Plan; provided that, for the avoidance of doubt, it is recited here that the term "Net Income" of the Company and its subsidiaries for any calendar year shall mean the after tax Net Income of the Company and all of its subsidiaries for the calendar year as reflected on the companies' audited consolidated financial statements for such year as filed with the Security and Exchange Commission less an amount equal to the "Net Realized Investment Gains" included in Net Income as reported in the audited consolidated financial statements, but increased by an amount equal to the "Net Realized Investment Losses" included in Net Income as reported in the audited financial statements. The foregoing notwithstanding, (I) the Net Income shall be determined without taking into account any entry intended to reflect the cumulative effect in prior periods of any change in accounting principles used in preparing current period financial statements, and (II) the amount of Net Income for 1999 shall be determined without including any adjustments provided by SOP 97-3 (i.e., as though SOP 97-3 were inapplicable to any aspect of such determination).

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
     4. Other Benefits. Executive shall be entitled to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to senior executives of the Company such as, but not by way of limitation, vacation pay, health and major medical insurance, dental insurance, life insurance, long-term disability insurance, both qualified and supplemental retirement or savings plans, and long-term incentive compensation plans, and to receive all fringe benefits made available to Grade 96 employees of the Company. Executive's entitlement to participate in any such plan, program or arrangement shall, in each case, be subject to the terms and conditions thereof, subject to the following:

     (a) In determining the amount of Executive's retirement benefit under the CNA Employees' Retirement Benefit Equalization Plan or any other supplemental retirement plan or program in which Executive may participate, Executive's compensation or pensionable earnings shall be deemed to include all Incentive Compensation Awards or other incentive compensation payable to Executive (with such amounts to be includible at the time they would otherwise be paid in the absence of any elective deferral by Executive).

     (b) The Company maintains the CNA Employees' Supplemental Savings Plan (the "Supplemental Plan"), which currently permits participants to make elective deferrals of certain compensation (the "Eligible Compensation"), not to exceed 16% of the Eligible Compensation. Further, the Supplemental Plan currently provides for an additional Company allocation equal to 70% of the amount electively deferred by the participant under the plan, not to exceed 6% of the participant's Eligible Compensation. For purposes of determining the maximum amount which may be deferred under the Supplemental Plan, and for purposes of determining the amount of the matching allocation, Executive's "Eligible Compensation" shall include all Incentive Compensation Awards or other incentive compensation payable to Executive (with such amounts to be includible at the time they would otherwise be paid to Executive in the absence of any elective deferral by Executive).

     5. Expense Reimbursement. Executive shall be entitled to reimbursement by the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general reimbursement policies adopted by the Company from time to time. Executive shall report all such expenditures not less frequently than monthly accompanied by adequate records and such other documentary evidence as required by the Company or by Federal or state tax statutes or regulations governing the substantiation of such expenditures.

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
     6. Termination of Employment. Executive's employment with the Company hereunder shall continue until the earlier of December 31, 2000 or the date on which his employment is terminated pursuant to this Section 6. Either party may terminate Executive's employment with the Company by written notice to the other party effective as of the date specified in such notice and Executive's employment shall automatically terminate in the event of Executive's death. Upon termination of Executive's employment under this Agreement, the rights of the parties under this Agreement shall be determined pursuant to this Section 6.

     6.1 Death and Disability. In the event of the death of Executive or, at the Company's election, in the event of his Permanent Disability (as defined below) during the term of this Agreement and while Executive is in the employ of the Company, Executive's employment shall terminate; provided, however, that:

     (a) The Company shall pay to Executive or his personal representatives, heirs or beneficiaries as the case may be, (i) any unpaid Base Compensation, including credited but unused vacation pay accrued up to the date of such termination, (ii) any unpaid Incentive Compensation Award described in paragraph 3(b) with respect to the calendar year prior to Executive's death or Permanent Disability, and (iii) a pro-rata portion of the amount of the Incentive Compensation Award earned for the calendar year in which the termination occurs determined by multiplying the Incentive Compensation Amount earned for the period through the end of the calendar year of termination (as determined by actual performance through the end of that year) by the number of days in the calendar year prior to the date of termination and dividing such product by 365.

     (b) The rights of Executive or his personal representatives, heirs or beneficiaries under any benefit plan, program or arrangement in which he was participating at the time of his termination, including any benefits which shall have accrued and vested under the terms of any plan, program or arrangement described in Section 4, and his right under any long-term incentive compensation plan, shall remain unaffected and shall be determined by the applicable terms of such plans, programs or arrangements.

For purposes of this Agreement, the term "Permanent Disability" means a physical or mental condition of Executive which, as determined by the Board in its sole discretion based on all available medical information, is expected to continue indefinitely and which renders Executive incapable of performing any substantial portion of the services contemplated hereunder.

     6.2 Termination For Cause by the Company. In the event that Executive shall engage in any conduct which the Board, in good faith, shall determine to be fraudulent, a substantial breach of any material provision of this Agreement, willful malfeasance or gross negligence, or inconsistent with the dignity and character of a senior executive of the Company, and only if such conduct is determined by the Board, acting in good faith, to have a material adverse effect on the business of the Company (defined herein as "Cause"), the Company shall have the right to terminate Executive's employment with the Company by written notice to Executive effective as of the date of such notice. Upon such termination, the Company shall have no further obligations under this Agreement other than for the payment of any unpaid Base Compensation accrued through the date of termination, any unpaid Incentive Compensation Award described in paragraph 3(b) with respect to the calendar year prior to the date of such termination, and unused vacation time accrued prior to the date of such termination.

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
     6.3 Termination for Convenience by the Company. In the event Executive's employment is terminated by the Company for any reason not described in subsections 6.1 or 6.2 above, the obligations of the parties hereto shall be deemed discharged, provided, however, that:

     (a) The Company shall pay to Executive or his personal representatives, heirs, or beneficiaries, as the case may be, (i) any unpaid Base Compensation, including credited but unused vacation pay accrued up to the date of such termination, (ii) any unpaid Incentive Compensation Award described in paragraph 3(b) with respect to the calendar year prior to the date of such termination, and (iii) termination payments at the annual rate equal to:

         (I)      three (3);

                  multiplied by

         (II) Executive's annual rate of Base Compensation as in effect immediately prior to his date of termination;

with such termination payment to be made in substantially equal installments, not less frequently than monthly, for a period of thirty-six (36) months following such termination.

     (b) The rights of Executive or his personal representatives, heirs, or beneficiaries under any benefit plan, program or arrangement in which he participated at the time of such termination, including any benefits which shall have accrued and vested under the terms of any plan described in Section 4, and his rights under any long-term incentive compensation plan, shall remain unaffected and be determined by the applicable terms of such plans, programs or arrangements.

     (c) In the event any payments made to Executive under this subsection 6.3 shall be found to constitute an "excess parachute payment" within the meaning of section 280(G) of the Internal Revenue Code or other payment subject to a federal excise tax, the Company shall pay to Executive, in addition to any payment obligation under (a) or (b) above, an amount equal to the amount of such excise tax, plus a tax gross-up payment in the amount of the aggregate additional federal, state, and local income, excise or other taxes payable by Executive with respect to the receipt of such excise tax payment.

         6.4      Termination For Good Reason by Executive.

     (a) In the event that Executive's employment is terminated by Executive for "good reason," the Company's obligations shall be the same as they would have been, and Executive shall receive the same payments and other benefits that he would have received, had the Company terminated his employment pursuant to subsection 6.3.

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
     (b) For purposes of this Agreement, the term "good reason" mean (i) any material diminution in Executive's duties and responsibilities as Chairman or Chief Executive Officer or authority or title or (ii) any material change in the Base Compensation or the Incentive Compensation Award payable to Executive in violation of Section 3, or any material change in Executive's rights under any long-term incentive compensation plan established by the Incentive Compensation Committee in violation of Section 3.

     6.5 Voluntary Resignation by Executive. In the event that Executive's employment is terminated by Executive other than pursuant to subsection 6.4 or as a direct result of his death or Permanent Disability (as described in subsection 6.1), the Company shall have no further obligation under this Agreement other than in the payment of any accrued but unpaid Base Compensation, any unpaid Incentive Compensation Award described in paragraph 3(b) with respect to the calendar year prior to the date of such termination, and unused vacation time.

     6.6 Failure to Extend Agreement. In the event that this Agreement has not been extended or renewed by mutual agreement at the end of its term on December 31, 2000 and the employment of Executive continues, then such employment shall constitute an employment at will from month to month. During Executive's employment following December 31, 2000, (i) he shall receive salary at the annual rate of 400% of his annual Base Compensation as of December 31, 2000;
(ii) the terms of this Agreement that governed Executive's benefits and perquisites prior to January 1, 2001 will continue to apply, and will be in addition to Executive's salary specified in clause (i) above; (iii) Executive shall be entitled to payment with respect to the Incentive Compensation Award for calendar year 2000 to the extent provided by this Agreement, but Executive will not be entitled to an Incentive Compensation Award for calendar year 2001. If the Company terminates Executive's employment following December 31, 2000, or if the Company and Executive shall not have mutually agreed to the terms of, and entered into, a new employment prior to March 31, 2001, then Executive's employment shall terminate on April 1, 2001, and the Company's obligations shall be the same as they would have been, and Executive shall receive the same payments and other benefits that he would have received, had the Company terminated his employment pursuant to subsection 6.3, provided, however, that the termination payments otherwise payable in accordance with paragraph 6.3(a)(iii) shall be at an annual rate equal to:

     (I) three (3);

     multiplied by

     (II) Executive's annual rate of Base Compensation as of December 31, 2000;

and such termination payments shall be made in substantially equal installments, not less frequently than monthly, for a period of thirty-six (36) months following such termination.

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     7.  Confidentiality.  Executive  agrees  that,  while he is employed by the
Company, and at all times thereafter, he shall continue to hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and any other business or entity in which at any relevant time the Company holds greater than a 10% equity (voting or non-voting) interest (an "Affiliate") that shall have been obtained by Executive during his employment by or affiliation with the Company and that shall not be public knowledge other than by acts of Executive or his representative ("Confidential Material"). Executive shall not, without the prior written consent of the Chairman of the Board, communicate or divulge any Confidential Material to anyone other than the Company and those designated by it.

     8. Competition. Executive hereby agrees that, while he is employed by the Company, and for a period of 24 months following the date of his termination of employment with the Company for any reason, he will not, directly or indirectly, without the prior written approval of the Chairman of the Board, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time competes in any respect with any of the principal businesses of the Company or with any of the principal businesses of any Affiliate (a "Competitor"); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the voting securities of any publicly traded corporation regardless of the business of such corporation. Upon the written request of Executive, the Chairman of the Board will determine whether a business or other entity constitutes a "Competitor" for purposes of this Section 8; provided that the Chairman of the Board may require Executive to provide such information as the Chairman of the Board determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned on the accuracy of such information, and on such other factors as the Chairman of the Board may determine.

     9. Solicitation. Executive agrees that while he is employed by the Company, and for a period of 36 months following his termination of employment with the Company for any reason, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company or any Affiliate, nor will he assist any other person in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company or any Affiliate.

     10. Non-Interference. Executive agrees that while he is employed by the Company, and for a period of 36 months following his termination of employment with the Company for any reason, he will not disturb or attempt to disturb any business relationship or agreement between either the Company or an Affiliate and any other person or entity.

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
     11. Assistance with Claims. Executive agrees that, while he is employed by the Company, and for a reasonable period (not less than 36 months) thereafter, he will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened ("Claims") that may be made or threatened by or against the Company or any of its subsidiaries or affiliates. Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto.

     12. Return of Materials. Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company, for whatever reason, immediately return and surrender to the Company all originals and all copies, regardless of medium, of property belonging to the Company or the CNA Companies, created or obtained by Executive as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute Proprietary Information, provided that Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company and the CNA Companies.

     13. Effect of Breach. Executive acknowledges that his violation of the covenants set forth in Sections 7, 8, 9, 10, and 12 could cause the Company irreparable harm and he agrees that the Company shall be entitled to injunctive relief restraining Executive from actual or threatened breach of the covenants and that if bond is required to be posted in order for the Company to secure such relief said bond need only be in a nominal amount. The right of the Company to seek injunctive relief shall be in addition to any other remedies available to the Company with respect to an alleged or threatened breach.

     14. Limitation on Remedies. The Company shall not be entitled to suspend payments otherwise due to Executive by reason of Executive's violation of Sections 7, 8, 9, 10, and 12 (whether before or after a judgment is obtained by the Corporation against Executive). The Corporation shall not be entitled to set off against the amounts payable to Executive under this Agreement any amounts owed to the Corporation by Executive. Nothing in this Section 14 shall limit the Company's remedies in the case of Executive's violation of this Agreement, except as otherwise specifically provided in this Section 14.

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


     15. Effect of Covenants. Nothing in Sections 7, 8, 9, 10, 11, and 12 shall be construed to adversely affect the rights that the Company would possess in the absence of the provisions of such Sections.

     16. Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

     17. Severability. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

     18. Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns. the Company shall have the right to assign this Agreement to any successor in interest to the business, or any majority part thereof, of the Company or any joint venture or partnership to which the Company is a joint venturer or general partner which conducts substantially all of the Company's business. Executive shall not assign any of his obligations or duties hereunder and any such attempted assignment shall be null and void.

     19. Controlling Law; Jurisdiction. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Illinois (without regard to conflict of laws principles).

     20. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 20, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section 20 shall not be construed to limit the Company's right to obtain relief under Section 13 with respect to any matter or controversy subject to Section 13 and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal or other applicable court, without being required to first arbitrate such matter or controversy.

     21. Entire Agreement. Except as otherwise expressly set forth herein, and except with respect to the letter from the Company to Executive dated February 9, 1999 and describing the one-time cash payment to Executive, this Agreement contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, and may only be amended by an agreement in writing signed by the parties thereto.

     22. Additional Documents. Each party hereto shall, from time to time, upon request of the other party, execute any additional documents which shall reasonably be required to effectuate the purposes hereof.

     23. Incorporation. The introductory recitals hereof are incorporated in this Agreement and are binding upon the parties hereto.

     24. Failure to Enforce. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party's right to thereafter fully enforce each and every provision of this Agreement.

     25. Survival. Except as otherwise set forth herein, the obligations contained in this Agreement shall survive the termination, for any reason whatsoever, of Executive's employment with the Company.

     26. Headings. All numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.

     27. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

     (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

     (b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

     (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

         If to the Company:

         CNA Financial Corporation
         CNA Plaza
         Chicago, IL 60685
         Attn:  Corporate Secretary

         If to Executive:
         Bernard Hengesbaugh
         202 Thompson Drive
         Wheaton, IL 60187

or to such other address as either party shall furnished to the other party in writing in accordance with the provisions of this Section 27.

     28. Gender. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.


CNA FINANCIAL CORPORATION

By: S/JIM MACGINNITIE
------------------------
Title:Senior Vice President and
      Chief Executive Officer

S/BERNARD HENGESBAUGH
------------------------
BERNARD HENGESBAUGH


CNA Administrative Offices
CNA Plaza
Chicago, Illinois 60685
312-822-5000

Transfer Agent and Registrar
First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, New Jersey 07303-2500

INDEPENDENT AUDITORS
Deloitte & Touche LLP
180 North Stetson Avenue
Chicago, Illinois 60601